EXHIBIT 12


                          NORTHWEST NATURAL GAS COMPANY
                Computation of Ratio of Earnings to Fixed Charges
                         January 1, 1995 - June 30, 2000
                        (Thousands, except ratio amounts)
                                   (Unaudited)

                                                                                     Twelve     Six
                                                                                     Months    Months
                                                Year Ended Dec. 31,                  Ended     Ended
                            -----------------------------------------------------   June 30,  June 30,
                               1995      1996       1997        1998       1999       2000      2000*
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Fixed Charges, as Defined:
  Interest on Long-Term
    Debt                    $  23,141  $  23,176  $  24,904  $  27,389  $  27,728  $  28,914  $  14,920
  Other Interest                2,252      3,448      4,500      4,909      2,778      3,380      1,470
  Amortization of Debt
    Discount and Expense          882        865        730        714        699        707        362
  Interest Portion of
    Rentals                     1,764      1,798      2,111      1,986      1,707      1,707        814
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total Fixed Charges, as
    defined                 $  28,039  $  29,287  $  32,245  $  34,998  $  32,912  $  34,708  $  17,566
                            =========  =========  =========  =========  =========  =========  =========
Earnings, as defined:
  Net Income                $  38,065  $  46,793  $  43,059  $  27,301  $  45,296  $  44,594  $  34,125
  Taxes on Income              22,120     27,347     21,034     14,604     24,591     22,077     17,717
  Fixed Charges, as above      28,039     29,287     32,245     34,998     32,912     34,708     17,566
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total Earnings, as
    defined                 $  88,224  $ 103,427  $  96,338  $  76,903  $ 102,799  $ 101,379  $  69,408
                            =========  =========  =========  =========  =========  =========  =========
Ratio of Earnings to Fixed
  Charges                        3.15       3.53       2.99       2.20       3.12       2.92       3.95
                            =========  =========  =========  =========  =========  =========  =========


* A significant part of the business of the Company is of a seasonal nature; therefore, the ratio of earnings to fixed charges for the interim period is not necessarily indicative of the results for a full year.